UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2012

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On August 27, 2012, Barnes Group Inc. (the “Company”) completed the acquisition of Synventive Acquisition Inc., a Delaware corporation (“Synventive”) pursuant to the terms of the Stock Purchase Agreement dated as of July 16, 2012 among the Company, Synventive, the stock and option holders of Synventive, and Cetus Capital, LLC, in its capacity as Seller Representative (the "Stock Purchase Agreement"). Together with its subsidiaries, Synventive, which is headquartered in Peabody, Massachusetts, is a leading designer and manufacturer of highly engineered and customized hot runner systems and components and provides related services.
Pursuant to the terms of the Stock Purchase Agreement, the Company acquired all of the issued and outstanding shares of capital stock of Synventive for total consideration of approximately $341 million in cash, net of cash acquired, including estimated adjustments for Synventive's working capital and certain transaction related tax benefits.
The Company used borrowings under its bank credit facility, as discussed below in Item 2.03 of this Current Report on Form 8-K, in addition to cash on hand to fund the acquisition. Additional information and details regarding the Company's acquisition of Synventive were previously disclosed in Item 1.01 of the Company's Current Report on Form 8-K filed on July 17, 2012, which information is incorporated herein by reference. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement attached as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on July 17, 2012, which exhibit is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 24, 2012, to fund a portion of the acquisition of Synventive described under Item 2.01 above, the Company borrowed $309 million available under the Company's existing fifth amended and restated revolving credit agreement ("Amended Credit Agreement"), with certain participating banks and financial institutions, including Bank of America, N.A. as Administrative Agent for the lenders.

Borrowings under the Amended Credit Agreement bear interest at LIBOR plus a spread ranging from 1.10% to 1.70% depending on the Company's leverage ratio at the time of the borrowings.  The interest rate on the borrowings for the Synventive purchase was 1.50%.  Borrowing capacity is limited by various debt covenants in the Company's debt agreements. As of June 30, 2012, the most restrictive borrowing capacity covenant in any agreement requires the Company to maintain a maximum ratio of Consolidated Senior Debt, as defined in the Amended Credit Agreement, to Consolidated EBITDA, as defined in the Amended Credit Agreement, of not more than 3.25 times for the four fiscal quarters then ending. The Company's debt agreements also contain other financial covenants that require the maintenance of a certain other debt ratio, Consolidated Total Debt, as defined in the Amended Credit Agreement, to Consolidated EBITDA of not more than 4.00 times and a certain interest coverage ratio, Consolidated EBITDA to Consolidated Cash Interest Expense, as defined in the Amended Credit Agreement, of at least 4.25 times, at June 30, 2012.

In connection with the July 10, 2012 exercise of the accordion feature under the Amended Credit Agreement increasing the total borrowing availability of the Company from $500 million to $750 million, the Company's lenders required that the Company's Consolidated Total Debt to Consolidated EBITDA did not exceed 3.5 times on the date of acquisition, including the borrowings to fund the acquisition and including the acquired EBITDA of Synventive over the prior four quarters.  On the acquisition date of August 27, 2012, the Company was in compliance with all covenants under the Amended Credit Agreement.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement attached as Exhibit 4.1 to the Company's Report on Form 10-Q for the quarter ended September 30, 2011, which exhibit is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of business acquired.
As permitted by Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(b) Pro forma financial information.
As permitted by Item 9.01(b)(2) of Form 8-K, the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2012	BARNES GROUP INC.
(Registrant)

By: /s/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr.
Senior Vice President, Finance and Chief Financial Officer